EXHIBIT 4.3
                           AMENDMENT NUMBER ONE TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  VAXGEN, INC.

VaxGen, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That, in accordance with Section 141 of the General Corporation Law of the State of Delaware, by a unanimous written consent of the Board of Directors of VaxGen, Inc., resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for consideration thereof by the shareholders of said corporation. The resolution setting forth the proposed amendment is as follows:

     RESOLVED,  by the Board of Directors of the Company that Article 4, Section
     4.1 of the Company's Amended and Restated Certificate of Incorporation is hereby proposed to be amended to read as follows:

          "The total number of shares of stock that the corporation is authorized to issue is 60,000,000, consisting of 40,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. The common stock will be subject to the rights and preferences of the preferred stock as set forth in this Amended and Restated Certificate of Incorporation and the resolution or resolutions providing for the issue of any such stock adopted by the board of directors."

SECOND: That thereafter, pursuant to resolution of its board of Directors, the proposed amendment was submitted to the shareholders of said corporation for their consideration and was duly adopted and approved, in accordance with
Section 242 of the General Corporation Law of the State of Delaware at the annual meeting of the shareholders.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said VaxGen, Inc. has caused this certificate to be signed by Donald P. Francis, its President, and Carter A. Lee, its Secretary, this 31st day of May, 2001.

                                          BY: /s/ Donald P. Francis
                                              ---------------------
                                              President

                                          ATTEST: /s/ Carter A. Lee
                                                  -----------------
                                                  Secretary